Exhibit 99.2
OFFER TO REPURCHASE
MANULIFE PRIVATE CREDIT PLUS FUND
Christopher Sechler, Esq
200 Berkeley Street
Boston, MA 02116
(617) 663-3000
Offer to Repurchase Class I Shares of
Beneficial Interest Dated August 19, 2026
Letters of Transmittal Tendering Shares Must Be Received by
Manulife Private Credit Plus Fund by 11:59 p.m., Eastern Time, on September 18, 2026,
unless the Offer is extended
Withdrawal Rights Will Expire at
11:59 p.m., Eastern Time, on September 18, 2026, unless the Offer is extended
Important Dates Related to this Offer:
Date	Name of Date	Definition
August 19, 2026	Commencement Date	The date as of which the Offer commenced.
September 18, 2026	Notice Date	The deadline by which you must properly notify the Fund in writing if you wish to tender Shares for repurchase (unless extended by the Fund to a later date subsequently designated by the Fund)*
September 18, 2026	Expiration Date	The deadline by which, if you previously provided proper written notice to the Fund of your desire to tender Shares, you may properly notify the Fund of your desire to withdraw such tender request*
September 30, 2026	Repurchase Valuation Date	The date as of which the net asset value of the Shares is calculated, unless extended by the Fund to a later date subsequently designated by the Fund*
No later than October 27, 2026	Acceptance Date	If the Fund has not yet accepted your tender of Shares by the date which is 40 business days after the Commencement Date, you have the right to withdraw your tender
*
In the event of any extension of time during which the Offer is pending, you will be properly notified in writing by the Fund in accordance with the terms set forth in the Offer to Repurchase. Because the Fund does not presently anticipate authorizing any such extension, the Fund strongly recommends that you make any decisions with respect to this Offer based on the dates specified in the table above.
To the Shareholders of Manulife Private Credit Plus Fund:
Manulife Private Credit Plus Fund (the “Fund”) is offering to repurchase Shares (as defined below) from Fund shareholders (“Shareholders”) for cash on the terms and conditions set out in this “Offer to Repurchase” and the related “Letter of Transmittal,” which, together, constitute the “Offer.” As used in this Offer, the term “Shares” will refer to the shares of beneficial interest in the Fund or fractions thereof that constitute the one class offered by the Fund designated as Class I Shares (“Class I Shares”) that are tendered by Shareholders pursuant to the Offer, and includes all or some of a Shareholder’s Shares as the context requires. The Fund is a continuously offered, closed-end, non-diversified, management investment company organized as a Massachusetts business trust that conducts tender offers to permit Shareholders to sell their Shares back to the Fund at the discretion of the Fund’s Board of Trustees (the “Board”). Class S and Class D have no assets.
Specifically, the Fund is offering to repurchase Shares in an amount up to $10.91 million which represents approximately 5% of the net assets of the Fund as of March 31, 2026, pursuant to tenders by Shareholders. The value of Shares repurchased will be calculated as of the Repurchase Valuation

Date based on a price equal to the net asset value per Share as of such Repurchase Valuation Date. Net asset value per Share is equal to (a) the difference between the value of the Fund’s assets invested in the Shares and the value of the Fund’s liabilities with respect to the Shares, including accrued fees and expenses, divided by (b) the number of Shares outstanding.
Shareholders desiring to tender Shares for repurchase must do so by notifying the Fund by 11:59 p.m., Eastern Time, on the Notice Date, unless extended. Shareholders have the right to change their minds and withdraw any tenders of their Shares by further notice received by the Fund no later than 11:59 p.m., Eastern Time, on the Expiration Date, unless extended.
This Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered, but this Offer is subject to certain conditions described below. Shares are not traded on any established trading market.
As of March 31, 2026, the net asset value per Share for Class I was $19.97. The value of your Shares may change between March 31, 2026 and the Repurchase Valuation Date.
Each Shareholder tendering Shares should also note that, with respect to the Shares tendered and accepted for repurchase by the Fund, such Shareholder will remain a Shareholder in the Fund through the Repurchase Valuation Date, as of which the net asset value of its Shares is calculated.
Any tendering Shareholder wishing to obtain the estimated net asset value of its Shares should call the transfer agent of the Fund, SS&C GIDS, Inc. at (844) 292-8018, Monday through Friday (except holidays), from 9:00 a.m. to 6:00 p.m., Eastern Time.
Shareholders desiring to tender Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and send or deliver it to the Fund in the manner set out below.
IMPORTANT
NEITHER THE FUND, THE FUND’S INVESTMENT ADVISER (“ADVISER”), NOR THE BOARD MAKE ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER, OR REFRAIN FROM TENDERING, SHARES. EACH SHAREHOLDER MUST MAKE AN INDEPENDENT DECISION WHETHER TO TENDER SHARES AND, IF A SHAREHOLDER CHOOSES TO DO SO, HOW MANY SHARES TO TENDER.
BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON THE SHAREHOLDER’S OWN FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, OR ITS ADVISER OR BOARD, AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL.
IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND, THE ADVISER OR THE FUND’S BOARD.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
Questions and requests for assistance and requests for additional copies of the Offer may be directed to the transfer agent of the Fund, SS&C GIDS, Inc. at: Telephone: (844) 292-8018, Monday through Friday (except holidays), from 9:00 a.m. to 6:00 p.m., Eastern Time.
Table of Contents
SUMMARY TERM SHEET	1
1. BACKGROUND AND PURPOSE OF THE OFFER	1
2. OFFER TO REPURCHASE AND PRICE	2
3. AMOUNT OF TENDER	2
4. PROCEDURE FOR TENDERS	2
5. WITHDRAWAL RIGHTS	2
6. REPURCHASES AND PAYMENT	3
7. CERTAIN CONDITIONS OF THE OFFER	3
8. CERTAIN INFORMATION ABOUT THE FUND	3
9. CERTAIN FEDERAL INCOME TAX CONSEQUENCES	4
10. MISCELLANEOUS	5

SUMMARY TERM SHEET
This Summary Term Sheet highlights certain information concerning this Offer. For a full understanding of the Offer and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Repurchase and the related Letter of Transmittal. Section references are to this Offer to Repurchase.
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The Fund (referred to as “we” or the “Fund” in this Summary Term Sheet) is offering to repurchase Shares in an amount up to $10.91 million which is approximately 5% of the net assets of the Fund as of March 31, 2026 pursuant to written tenders by Shareholders. We will repurchase each Share you tender for repurchase at its net asset value (that is, (a) the difference between the value of the Fund’s assets invested in the Shares and the value of the Fund’s liabilities with respect to the Shares, including accrued fees and expenses, divided by (b) the number of outstanding Shares) calculated as of the Repurchase Valuation Date. If you desire to tender Shares for repurchase, you must do so by notifying the Fund by 11:59 p.m., Eastern Time, on the Notice Date (or, if applicable, the Notice Date as extended). You have the right to change your mind and withdraw any tenders of your Shares by further notice received by the Fund no later than 11:59 p.m., Eastern Time, on the Expiration Date (or, if applicable, the Expiration Date as extended). To request a form of withdrawal notice, a Shareholder may call the transfer agent of the Fund, SS&C GIDS, Inc. at (844) 292-8018, Monday through Friday (except holidays) from 9:00 a.m. to 6:00 p.m., Eastern Time. The form of withdrawal notice is also available on the website of the Fund: https://www.jhinvestments.com/resources/all-resources/fund-documents/miscellaneous/manulife-private-credit-plus-fund-repurchase-offer
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The Fund reserves the right to extend the Offer, adjusting as necessary the Notice Date, the Expiration Date, and the Repurchase Valuation Date.
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You may tender some or all of your Shares.
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If we accept the tender of any of your Shares, we will pay you the proceeds from one or more of the following sources: cash on hand, the distribution of securities in-kind or partly in cash and partly in-kind, or borrowings. See Section 6.
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Following this Summary Term Sheet is a formal notice of the Offer to Repurchase your Shares. If you desire to tender Shares for repurchase, you must do so by notifying the Fund by 11:59 p.m., Eastern Time, on the Notice Date (or, if applicable, the Notice Date as extended). You have the right to change your mind and withdraw any tenders of your Shares by further notice received by the Fund no later than 11:59 p.m., Eastern Time, on the Expiration Date (or, if applicable, the Expiration Date as extended). Shares withdrawn may be retendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of Shares on or before the Acceptance Date, you will also have the right to withdraw the tender of your Shares after such date. See Section 5.
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If you would like the Fund to repurchase any of your Shares, you should complete, sign, and either (i) mail or (ii) otherwise deliver, the Letter of Transmittal, enclosed with our Offer, to the Fund at the following address so that it is received before 11:59 p.m., Eastern Time, on the Notice Date (or if applicable, the Notice Date as extended):
Via mail:
John Hancock Alt
P.O. Box 219285
Kansas City, MO 64121-9285
Via Fax:
(816) 399-2903 or (833)-419-4925
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As of March 31, 2026, the net asset value per Share for Class I was $19.97. The value of your Shares may change between March 31, 2026 and the Repurchase Valuation Date. See Section 2. You may obtain the estimated net asset value of your Shares by calling the transfer agent of the Fund, SS&C GIDS, Inc., at (844) 292-8018 Monday through Friday (except holidays) from 9:00 a.m. to 6:00 p.m., Eastern Time or by writing to the address listed on the cover page to this Offer to Repurchase. See Section 2.
1. BACKGROUND AND PURPOSE OF THE OFFER.
As contemplated by, and in accordance with, the procedures set out in the Fund’s Prospectus dated May 1, 2026 (as it may be amended, modified or otherwise supplemented from time to time, the “Prospectus”), the purpose of this Offer is to provide liquidity to Shareholders. The Prospectus, which was provided to each Shareholder in advance of subscribing for Shares, provides that the Board has the discretion to determine whether the Fund will repurchase Shares from time to time from Shareholders pursuant to written tenders. The Fund commenced operations as a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on October 16, 2023.
Because there is no secondary trading market for Shares, the Board has determined to cause the Fund to make this Offer, after consideration of various matters, including without limitation those set out in the Prospectus and the recommendations of the Adviser.
The repurchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders not tendering Shares. Shareholders retaining their Shares may be subject to increased risks which may possibly result from the reduction in the Fund’s aggregate assets due to the Fund’s payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. The Fund believes that this result is unlikely, however, given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in those Shareholders not tendering Shares bearing higher costs to the extent that certain relatively fixed expenses borne by the Fund may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Shareholders from time to time. Payment for any Shares purchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Fund would otherwise have caused these holdings to be liquidated, potentially resulting in gains or losses or increased investment-related expenses.
Shares tendered to the Fund in connection with the Offer will be retired, although the Fund offers Shares in a continuous public offering, conducted pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, in accordance with the Prospectus. All Shares are sold at the most recently calculated net asset value per Share as of the date on which the purchase is accepted.
The tender of Shares by a Shareholder will not affect the record ownership of such Shareholder for purposes of voting or entitlement to any distributions payable by the Fund unless and until the Repurchase Valuation Date, when the net asset value of your Shares is calculated. You should also realize that the Offer is set to expire on the Expiration Date unless extended, and that, if you desire to tender Shares for repurchase, you must do so by the Notice Date, unless extended. With respect to the Shares you are tendering which are accepted for repurchase by the Fund, you remain a Shareholder of the Fund through the Repurchase Valuation Date, when the net asset value of your Shares is calculated.
2. OFFER TO REPURCHASE AND PRICE.
The Fund will, on the terms and subject to the conditions of the Offer, repurchase Shares in an amount up to $10.91 million. Shareholders desiring to tender Shares for repurchase must do so by notifying the Fund by 11:59 p.m., Eastern Time, on the Notice Date, unless extended. The Fund reserves the right to extend, amend, or cancel the Offer as described in Sections 3 and 7 below. The value of each Share tendered for repurchase will be the net asset value per Share as of the Repurchase Valuation Date, payable as set out in Section 6.
3. AMOUNT OF TENDER.
Subject to the limitations set out below, Shareholders may tender some or all of their Shares. The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered.
If the amount of Shares properly tendered to the Fund pursuant to the Offer on or before the Notice Date and not withdrawn on or before the Expiration Date pursuant to Section 5 below is less than or equal to $10.91 million (or such greater amount as the Fund may elect to repurchase pursuant to the Offer), the Fund will, on the terms, and subject to the conditions, of the Offer, repurchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer or to postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If Shares in an amount in excess of $10.91 million are properly tendered to the Fund pursuant to the Offer on or before the Notice Date and not withdrawn on or before the Expiration Date pursuant to Section 5 below, the Fund, in its sole discretion, may do any of the following: (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “1934 Act”); (b) extend the Offer, if necessary, and increase the amount of Shares which the Fund is offering to repurchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered on or before the specified new Notice Date in such extension of the Offer; or (c) accept Shares tendered on or before the Notice Date and not withdrawn on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Shares. The Offer may be extended, amended, or canceled in various other circumstances described in Section 7 below.
4. PROCEDURE FOR TENDERS.
Shareholders wishing to tender Shares pursuant to this Offer to Repurchase should send or deliver a completed and executed Letter of Transmittal to the Fund at the address set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the Fund no later than 11:59 p.m., Eastern Time, on the Notice Date (or, if applicable, the Notice Date as extended).
Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election, and complete risk, of the Shareholder tendering Shares, which may include, without limitation, the failure of the Fund to receive, either entirely or in a timely manner, any Letter of Transmittal or other document mailed or otherwise submitted to the Fund. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of, or payment for, any or all tenders which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine in its sole discretion. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived as determined by the Fund in its sole discretion. None of the Fund, the Adviser or the Board will be obligated to give notice of, or otherwise take any action in connection with, any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice or take any such action.

5. WITHDRAWAL RIGHTS.
A tender of Shares may be withdrawn by a Shareholder at any time before 11:59 p.m., Eastern Time, on the Expiration Date (or, if applicable, the Expiration Date as extended). Shares withdrawn may be retendered, however, provided that such tenders are made and received by the Fund before 11:59 p.m., Eastern Time, on the Notice Date by following the tender procedures described in Section 4. Pursuant to Rule 13e-4(f)(2)(ii) under the 1934 Act, if the Fund has not yet accepted a Shareholder’s tender of Shares on or before the Acceptance Date, a Shareholder will also have the right to withdraw its tender of its Shares after such date. To be effective, any notice of withdrawal must be timely received by the Fund at the address set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. To request a form of withdrawal notice, a Shareholder may call the transfer agent of the Fund, SS&C GIDS, Inc. at (844) 292-8018, Monday through Friday (except holidays), from 9:00 a.m. to 6:00 p.m., Eastern Time.
6. REPURCHASES AND PAYMENT.
For purposes of the Offer, the Fund will be deemed to have accepted a Shareholder’s tender of tendered Shares as, if, and when it gives written notice to the tendering Shareholder of its acceptance of such Shareholder’s tender and repurchases such Shares. As stated in Section 2 above, the amount offered for the Shares tendered by Shareholders will be the net asset value thereof as of the Repurchase Valuation Date. The value of the Fund’s net assets is determined in accordance with the valuation policies and procedures adopted by the Board. The Fund will not pay interest on the purchase amount.
The Fund will make payment for Shares it repurchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) the distribution of securities in-kind or partly in cash and partly in-kind; or (c) borrowings.
Shares will be repurchased by the Fund pursuant to the Offer after the Management Fee (as such term is defined in the Fund’s Prospectus) to be paid to the Adviser has been deducted from the Fund’s assets as of the end of the month in which the Offer occurs - i.e., the accrued Management Fee for the month in which Fund Shares are to be repurchased pursuant to the Offer is deducted prior to effecting the relevant repurchase of Fund Shares.
None of the Fund, the Adviser or the Board has determined at this time to borrow funds to repurchase Shares tendered in connection with the Offer. Depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, however, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the repurchase of Shares, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by new and existing Shareholders or from the proceeds of the sale of securities held by the Fund.
7. CERTAIN CONDITIONS OF THE OFFER.
The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including the Acceptance Date: (a) to cancel the Offer in the circumstances set out in the following paragraph, and, in the event of such cancellation, not to repurchase, or pay for, any Shares tendered pursuant to the Offer; (b) to amend the Offer; or (c) to postpone the acceptance of Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.
The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer, if: (a) the Fund would not be able to liquidate portfolio securities in an orderly manner consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board, any (i) legal action or proceeding instituted or threatened, challenging the Offer or otherwise materially or adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities, or suspension of payment by banks in the United States or New York State, which is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund (or its portfolio funds) has a material investment, (v) commencement of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States which is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund most recently calculated as of the Commencement Date, or (vii) other event or condition which would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were repurchased; or (c) the Board determines that it is not in the best interest of the Fund or its Shareholders to repurchase Shares pursuant to the Offer.
8. CERTAIN INFORMATION ABOUT THE FUND.
The Fund is registered under the 1940 Act, as a continuously offered, closed-end, non-diversified, management investment company. It was organized as a Massachusetts business trust on January 4, 2023. The Fund commenced operations as a registered investment company under the 1940 Act on October 16, 2023. Effective October 16, 2023, the Fund started to offer Class I Shares of beneficial interest, as disclosed within the Prospectus dated August 25, 2023. Class S and Class D Shares are currently not available for purchase. The Fund’s principal office is located at 200 Berkeley Street,

Boston, MA 02116 and the telephone number is (617) 663-3000, which is operated Monday through Friday (except holidays), from 9:00 a.m. to 5:00 p.m., Eastern Time. Shares are not traded on any established trading market.
None of the Fund, the Adviser, or the Board has any plans or proposals which relate to, or would result in: (1) the acquisition by any person of additional Shares (other than the Fund’s intended continued acceptance of subscriptions for Shares on the last business day of each calendar month or the disposition of Shares (other than through periodic repurchase offers, including this Offer); (2) an extraordinary transaction involving the Fund, such as a merger, reorganization or liquidation; (3) any material change in the present indebtedness, capitalization or distribution policy of the Fund; (4) a purchase, sale or transfer of a material amount of assets of the Fund (other than as the Board determines may be necessary or appropriate to fund all or a portion of the amount offered for the repurchase of Shares pursuant to the Offer or in connection with the ordinary portfolio transactions of the Fund); (5) any other material change in the Fund’s corporate structure or business, including any material change in any of its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (6) any change in the Fund’s Agreement and Declaration of Trust, dated as of January 4, 2023 (as it may be amended, modified or otherwise supplemented from time to time) or other governing instruments or any other action which could impede the acquisition of control of the Fund. From time to time, the Board of the Fund may have ongoing discussions with appropriate Trustee candidates to potentially join the Board of the Fund.
Other than transactions conducted pursuant to the continuous offering of Shares, there have not been any transactions involving Shares in the last 60 days.
9. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.
The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each Shareholder is advised to consult the Shareholder’s own tax advisor with respect to the specific, individual tax consequences of participation in the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.
The sale of Shares pursuant to the Offer may be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” It may also be a return of capital that reduces a Shareholder’s basis in its Shares and only results in taxable gain to the extent it exceeds the Shareholder’s basis. Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash by the Shareholder: (a) results in a “complete termination” of the Shareholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the Shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Shareholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will generally be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is generally (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) either 15% or 20% for capital assets held for more than one year, depending on whether the individual’s income exceeds certain threshold amounts. The corporate income tax rate on its capital gain is currently 21%.
If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder who sells Shares pursuant to the Offer will be taxable to the Shareholder as a “dividend” to the extent of such Shareholder’s allocable Share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Shareholder’s allocable Share of the Fund’s current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the Shareholder’s adjusted basis in its Shares), and any amounts in excess of the Shareholder’s adjusted basis will constitute taxable capital gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder. In addition, if a tender of Shares is treated as a “dividend” to a tendering Shareholder, a constructive dividend under Section 305(c) of the Code may result to a non- tendering Shareholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.
Foreign Shareholders. Any payments (including any constructive dividends) to a tendering Shareholder who is a nonresident alien individual, a foreign trust or estate, or a foreign corporation that does not hold his, her or its Shares in connection with a trade or business conducted in the United States (a “Foreign Shareholder”) that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will generally be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Shareholder who realizes a capital gain on a tender of Shares or receives a return of capital will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist, and will not be subject to U.S. federal income tax on such return of capital. Such persons are advised to consult their own tax advisor. Special rules may apply in the case of Foreign Shareholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that have a special status for U.S. federal tax purposes, such as “controlled foreign corporations,” corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax advisor. Certain Foreign Shareholder entities may also be subject to withholding tax at the rate of 30% under the Foreign Account Taxpayer Compliance Act (FATCA) unless they have provided the Fund with a duly completed W- 8BEN-E (or other applicable type of W-8) certifying their compliance with or exemption from FATCA.
Backup Withholding. The Fund generally will be required to withhold tax at the rate of 24% (“backup withholding”) from any payment to a tendering Shareholder that is an individual (or certain other non-corporate persons) if the Shareholder fails to provide to the Fund its correct taxpayer identification number or otherwise establish an exemption from the backup withholding tax rules. A Foreign Shareholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Shares only if it furnishes to the Fund a duly completed Form W-8BEN (or other applicable type of W-8), signed under penalty of perjury, stating that it (1) is a nonresident alien individual or a foreign corporation, partnership, estate or trust, (2) has not been and does not plan to be present in the United States for a total of 183 days or more during the calendar year, and (3) is neither engaged, nor plans to be engaged during the year, in a United States trade or business that has effectively connected gains from transactions with a broker or barter exchange. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Shareholder’s U.S. federal income tax liability.
10. MISCELLANEOUS.
The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer, or tenders pursuant thereto, would not be in compliance with the laws of such jurisdiction. The Fund reserves the right, however, to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided that the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.
The Fund will prepare, and transmit to Shareholders, an audited annual report with financial statements of the Fund and the schedule of investments of the Fund within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act. The Fund commenced operations as a registered investment company under the 1940 Act on October 16, 2023 and has a fiscal year end of December 31. Accordingly, reference is made to the audited financial statements of the Fund for the period ended December 31, 2024 (the “2024 Audited Financial Statements”), which were filed with the SEC on Form N-CSR on March 10, 2025 (File number 811-23896)  and the audited financial statements of the Fund for the period ended December 31, 2025 (the “2025 Audited Financial Statements”), which were filed with the SEC on Form N-CSR on March 6, 2026 (File number 811-23896). The 2024 Audited Financial Statements and the 2025 Audited Financial Statements are incorporated by reference in their entirety.
The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s website, sec.gov.